EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
              COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                 (Unaudited)
                (Amounts in thousands, except per share data)



                                                          Three Months Ended
                                                              March 31,
                                                           2001        2000
                                                         -------      -------
 Basic and diluted:

  Weighted average shares outstanding - basic              9,502        9,502
  Assumed exercise of $1 million of 10% convertible
   subordinated notes at $0.50 per share - anti-dilutive       -            -
  Assumed exercise of Series A and B stock options
    (Treasury stock method)                                    -            -
                                                         -------      -------
 Total common share equivalents - diluted                  9,502        9,502
                                                         =======      =======
 Net income (loss)                                      $   (660)    $ (2,141)
                                                         =======      =======
 Per share amounts  -- Basic and fully diluted:

 Net income (loss) - basic                               $ (0.07)    $  (0.22)
                                                         =======      =======
 Net income (loss) - diluted                             $ (0.07)    $  (0.22)
                                                         =======      =======